Exhibit 99.1

PDSi Reports 2008 Third Quarter Results

Contact:

Nick Tomashot

Chief Financial Officer

(614) 748-1150

nick.tomashot@pinnacle.com

COLUMBUS, Ohio – November 11, 2008 — Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the 2008 third quarter ended September 30, 2008. Net sales were $16.1 million for the 2008 third quarter compared to $17.4 million for the same quarter of the prior year. Net income was $11,000, or $0.00 per diluted share, for the quarter versus a quarterly earnings record of $631,000, or $0.10 per diluted share, the same quarter a year ago.

Michael R. Sayre, President and Chief Executive Officer, said “Despite challenging market conditions, we achieved improved results in the 2008 third quarter compared to the 2008 second quarter with an increase in total sales and profitable results. We have maintained positive cash flow for the year, reduced our debt outstanding and strengthened our balance sheet through initiatives implemented earlier this year to actively manage costs and working capital as we continue to pursue our growth strategy. In the third quarter of 2008, we took additional action to reduce our cost structure in response to lower than anticipated sales and growing uncertainties in the national and global economies. Positive contributions from these actions will be fully realized in the 2008 fourth quarter. We remain committed to achieving a sustainable level of long-term profitability.”

Mr. Sayre continued, “Our growth strategy includes strengthening our offering and increasing our market share in the embedded computer product industry, and expanding our global service capabilities to service our products and increase our market share in the reverse logistics market. The vast organizational changes and improvements made across the organization over the past two years, as well as the refinements we have been implementing to our product and service strategies, are creating positive traction with current and potential customers who are increasingly recognizing the greater value and benefits that PDSi now offers them for their product and lifecycle service needs. We are pursuing markets for our products that exhibit solid demand and are more resistant to business fluctuations over economic cycles. Our challenge is to convert the growing pipeline of product opportunities more quickly into sales in the current unstable business environment. Service sales, which represent approximately 15-20% of total sales, have historically been a stable source of revenue, and we’ve seen growing demand for competent service providers with global capabilities we expect to help fulfill. Earlier this year, we acquired Aspan Computer Repair Laboratories in the Netherlands to further strengthen PDSi’s global service footprint. We’ve already outgrown the acquired location with new programs and are currently moving to a larger facility nearby. Also, we recently moved our operations in Hong Kong to a more attractive and cost efficient location that maintains our options for future growth. We plan to continue improving our margins and building both our Product and Service sales consistent with our strategy.”

2008 Financial Results

The $1.3 million year-over-year difference in total sales of $16.1 million for the 2008 third quarter compared to $17.4 million a year ago was attributable to lower Product sales for a specific customer program in the 2007 third quarter. This was partially offset by higher Product sales to Defense and Imaging customers. For the nine months ended September 30, 2008, total sales were $47.6 million compared to $55.1 million the prior year. Reductions in low margin product business shed over the first half of 2007 are reflected in the lower 2008 year-to-date total sales as are some effects of the slowing economy. Service sales, benefiting from the Aspan acquisition, increased to $8.4 million for the first nine months of 2008 versus $8.0 million a year ago.

Total sales improved $1.8 million on a sequential basis with 2008 third quarter revenues of $16.1 million compared to 2008 second quarter revenues of $14.3 million. This improvement was attributable to Product sales which improved to $13.3 million from $11.5 million in the prior quarter, principally due to quarter-on-quarter growth in the medical and imaging segments.

Gross profit was $3.2 million, or 20.0% of total sales for the 2008 third quarter, nearly double the second quarter 2008 gross profit of $1.6 million or 11.5% of total sales. This improvement is attributable to non-cash inventory valuation adjustments and other charges in the 2008 second quarter, combined with a sequential quarter revenue increase in the 2008 third quarter—in particular shipments for higher-margin medical programs. The $3.2 million gross profit for the 2008 third quarter declined $1.4 million from $4.6 million for the same period last year. This difference was due to lower sales and a change in business mix versus the same period in 2007. Positive contributions are anticipated in future quarters from specific actions taken in prior quarters to increase margins with higher value-added, more recession-resistant program wins in the defense, medical and service markets, as well as to reduce our cost structure in line with current revenue levels. Gross profit for the 2008 year-to-date period declined to $8.6 million, or 18.1% of total sales, from $11.7 million, or 21.2% of total sales, for the prior year due to the previously noted factors.

Operating expenses, which include selling, general, and administrative (“SG&A”) expense, declined to $3.1 million for the 2008 third quarter from $3.3 million for the same period a year ago. Operating expenses, expressed as a percentage of third quarter total sales, were 19.4% and 18.8% for 2008 and 2007, respectively. Operating expenses for the first nine months of 2008 were reduced to $9.5 million versus $10.4 million in 2007, reflecting adjustments to costs consistent with lower revenue levels.

On August 1, 2008, the Company implemented a reduction-in-force in response to lower than projected total sales. As a result, PDSi’s cost structure was reduced on an annual basis by approximately $1.2 million, with a full quarterly financial impact from these actions expected in the Company’s 2008 fourth quarter results.

Interest expense declined to $64,000 for the 2008 third quarter from $208,000 the prior year, a decline of 69% reflecting the Company’s lower debt outstanding versus the same period in 2007, as well as a lower average interest rate. Debt outstanding at September 30, 2008 was reduced to $4.6 million compared to $8.1 million on the same date last year. For the first nine months of 2008, net interest expense declined 65% to $255,000 from $719,000 for the same period last year. Management is focused on improving cash flow, including active management of working capital.

Net income was $11,000 for the three months ended September 30, 2008 versus $631,000 for the same period in 2007. Lower total sales and gross profit contributed to the year-over-year decline. The Company had a net loss of $697,000, or $0.09 per share, for the first nine months of 2008 compared to net income of $335,000, or $0.05 per diluted share, in 2007. This year’s net loss included non-cash inventory valuation adjustments and other charges in the 2008 second quarter which totaled $1.0 million, or $0.08 per share, versus $0.1 million, or $0.01 per share, of non-cash charges the same quarter prior year.

Recent PDSi Highlights

•

Announced that Ralph V. Roberts has been appointed to the Board of Directors, effective August 12, 2008. He will serve as a Class I Director whose term expires in 2009. Since 2001, Mr. Roberts has served as Senior Vice President of Marketing for Worthington Industries, Inc. (NYSE: WOR), a global company with $3 billion in annual sales.

•

Launched production release of ATCA-F1, PDSi’s newest AdvancedTCA™ (ATCA) compute blade with two AMD Opteron™ dual-core or quad-core processors. This powerful x86-based blade now features a rear I/O interface, enabling its input/output capabilities to be augmented with the addition of a companion Rear Transition Module (RTM). Memory capacity of this blade is doubled over prior models to 32GB, and backplane Ethernet interfaces are now driven by Intel gigabit controllers for improved O/S and virtualization platform compatibility.

•

Released the ATCA-RT01, a new RTM based on the latest AdvancedTCA RTM standards under development by PICMG, the PCI Industrial Computer Manufacturers Group. By adhering to these standards and adding some of its own specialized know-how, PDSi has ensured that the ATCA-RT01 RTM also interfaces with the latest ATCA blades from Sun Microsystems, including that company’s SPARC-based Netra™ CP3260. The ATCA-RT01 RTM features VGA graphics, USB ports and on-board hard disk storage, making it a perfect extension to the ATCA-F1 blade when running applications that boot locally and require a graphical user interface (GUI).

•

Announced a pair of new high-performance dual display graphics cards for the embedded computing market. The XMC-E24D and PMC-E24D are based on the ATI Radeon™ E2400 graphics processor from AMD and feature two independent high resolution graphics channels for simultaneous digital DVI-I and analog VGA outputs.

•	Executed a lease for a new location in Hong Kong for PDSi (Asia) service operations. The move was completed in October 2008.

Conference Call

PDSi will host a conference call this morning at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer; Nick Tomashot, Chief Financial Officer; and, Michael Darnell, Vice President, Global Sales and Marketing, will discuss the Company’s 2008 third quarter results, recent corporate developments, and progress implementing PDSi’s long-term growth strategy.

The telephone number to participate in the conference call is (800) 257-3401. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of specialized embedded computing products. We offer a wide range of technology platforms including standard and custom-designed products for the telecom, defense/aerospace, medical, semiconductor, industrial automation and IT markets. Our product capabilities range from board-level designs to globally-certified, fully integrated systems. Our specialties include long-life, embedded products and unique, customer-centric solutions.

In addition to our product offerings, PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and specialized production capabilities. With service centers in the U.S., Europe and Asia we ensure seamless support for solutions all around the world. PDSi’s turn-key technical programs help our customers bring their solutions to market faster and provide comprehensive service for the lifecycle of their products.

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “achieve”, “plan”, “continue”, “expect”, “believe”, “may”, “anticipate,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$46	$54
Restricted cash	—	1,200
Accounts receivable, net of allowance for doubtful accounts of $139 and $119, respectively	10,909	10,413
Inventory, net	6,634	8,587
Prepaid expenses	539	612
Income taxes receivable	753	—
Deferred income taxes	693	580

Total current assets	19,574	21,446

PROPERTY AND EQUIPMENT
Leasehold improvements	720	669
Furniture and fixtures	431	412
Computer equipment and related software	3,587	3,402
Shop equipment	761	667

Total property and equipment, cost	5,499	5,150
Less accumulated depreciation and amortization	(4,644)	(4,223)

Total property and equipment, net	855	927

OTHER ASSETS
Intangibles, net	1,062	—
Deferred income taxes	61	38
Other assets	134	62

Total other assets	1,257	100

TOTAL ASSETS	$21,686	$22,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$4,630	$1,585
Short-term note	—	4,000
Accounts payable	6,548	6,178
Accrued expenses:
Wages, payroll taxes and benefits	915	1,089
Other	659	499
Income taxes	83	77
Unearned revenue	331	137

Total current liabilities	13,166	13,565

LONG-TERM LIABILITIES
Long-term accrual	3	—

Total long-term liabilities	3	—

TOTAL LIABILITIES	13,169	13,565

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 7,825,099 and 7,689,048 shares issued and outstanding, respectively	5,769	5,485
Additional paid-in capital	1,751	1,676
Accumulated other comprehensive loss	(53)	—
Retained earnings	1,050	1,747

Total stockholders’ equity	8,517	8,908

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,686	$22,473

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Unaudited)		(Unaudited)
SALES
Product	$13,315	$14,432	$39,117	$47,166
Service	2,783	2,974	8,439	7,974

Total sales	16,098	17,406	47,556	55,140

COST OF SALES
Product	10,753	10,519	32,455	37,406
Service	2,118	2,305	6,499	6,041

Total cost of sales	12,871	12,824	38,954	43,447

GROSS PROFIT	3,227	4,582	8,602	11,693
OPERATING EXPENSES	3,122	3,277	9,476	10,367

INCOME (LOSS) FROM OPERATIONS	105	1,305	(874)	1,326

OTHER EXPENSE
Interest expense	64	208	255	719

INCOME (LOSS) BEFORE INCOME TAXES	41	1,097	(1,129)	607
INCOME TAX EXPENSE (BENEFIT)	30	466	(432)	272

NET INCOME (LOSS)	$11	$631	$(697)	$335

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.00	$0.10	$(0.09)	$0.05

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.00	$0.10	$(0.09)	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	7,823,295	6,393,637	7,797,792	6,377,559

Diluted	7,823,295	6,456,925	7,797,792	6,453,521

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Nine Month Periods Ended
	September 30, 2008	September 30, 2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(697)	$335

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	472	397
Stock-based compensation expense	75	145
Provision for doubtful accounts	48	30
Inventory reserves	1,182	358
Provision for deferred income taxes	(81)	—
Decrease (increase) in assets:
Accounts receivable	(91)	4,800
Inventory	1,016	2,855
Prepaid expenses and other assets	1	37
Income taxes receivable	(753)	988
Increase (decrease) in liabilities:
Accounts payable	(132)	(4,044)
Accrued expenses and taxes	(153)	(759)
Unearned revenue	194	246

Total adjustments	1,778	5,053

Net cash provided by operating activities	1,081	5,388

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(213)	(459)
Acquisition of company, net of cash received	(937)	—
Restricted cash	1,200	—

Net cash provided by (used in) investing activities	50	(459)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments on) line of credit	3,045	(5,008)
Payment on short-term note	(4,000)	—
Outstanding checks in excess of funds on deposit	(201)	51
Proceeds from stock options exercised	13	53

Net cash used in financing activities	(1,143)	(4,904)

EFFECT OF EXCHANGE RATE ON CASH	4	—

(DECREASE) INCREASE IN CASH	(8)	25
Cash at beginning of period	54	42

Cash at end of period	$46	$67

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Common stock issued for acquisition	$271	$—

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